Exhibit 5.1

ROBINS, KAPLAN, MILLER & CIRESI L.L.P.
Attorneys at Law
2800 LaSalle Plaza
800 LaSalle Avenue
Minneapolis, Minnesota 55402-2015
Telephone (612) 349-8500
Facsimile (612) 339-4181

May 16, 2002

ChoiceTel Communications, Inc.
9724 10th Avenue North
Plymouth, MN 55441

Gentlemen:

        As counsel for ChoiceTel Communications, Inc. (the "Company"), we have participated in the preparation of the Registration Statement on Form S-4, filed by the Company with the Securities and Exchange Commission on March 24, 2002, as amended by Amendment No. 1 dated March 30, 2002 and Amendment No. 2 dated as of the date hereof (the "Registration Statement"), Registration No. 333-86814, with respect to the merger of a wholly-owned subsidiary of the Company with and into Sontra Medical, Inc., a Delaware corporation ("Sontra") pursuant to which the stockholders of Sontra who do not exercise their appraisal rights will be entitled to received 0.2347 shares of ChoiceTel common stock, par value $0.01 for each share of their Sontra common stock (such shares of ChoiceTel common stock are referred to as the "Merger Shares"), assuming there are no adjustments to the exchange ratio as described in the Agreement and Plan of Merger, dated as of February 27, 2002, as amended, by and among Sontra, the Company and CC Merger Corp., a Delaware corporation (the "Merger Agreement"). We have examined the Company's Amended and Restated Articles of Incorporation, the Registration Statement, the Merger Agreement included in the Registration Statement as Exhibit 2.1 thereto, Amendment No. 1 to the Agreement and Plan of Merger included in the Registration Statement as Exhibit 2.2 thereto, and such other documents, corporate records and matters of law as we have deemed necessary for purposes of this opinion. Based upon such examination and review, it is our opinion that:

  i
  The Company has been duly incorporated and is validly existing under the laws of the State of Minnesota.

  ii
  When delivered and paid for as contemplated by the Registration Statement, the issuance of the Merger Shares in connection with the Merger pursuant the Merger Agreement and as described in the Registration Statement will have been duly authorized by all necessary corporate action on the part of the Company and will be legally issued, fully paid and non-assessable.

  iii
  We hereby consent to being named in the Registration Statement, and in the Joint Proxy Statement/Prospectus which constitutes a part thereof, as counsel for the Company who have passed upon legal matters in connection with the issuance of the Merger Shares. We further consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,
/s/ ROBINS, KAPLAN, MILLER & CIRESI L.L.P.